II.


NOTE AND PLEDGE AGREEMENT

      NOTE AND PLEDGE AGREEMENT (this "Agreement") dated as of the day of February, 2005 by and among Biophan Technologies, Inc., a Nevada corporation ("Obligor"), TomoVation GmbH, a company organized under the laws of Germany ("TomoVation"), Prof. Dr. Andreas Melzer ("Melzer" and collectively with TomoVation, the "Sellers").

Statement of the Premises

      Pursuant to the Purchase Agreement among Obligor, Sellers, aMRIs GmbH, a company organized under the laws of Germany (the "Company"), and Dr. Michael Friebe dated as of February 24, 2005 (the "Purchase Agreement" according to I.1 above), Obligor acquired from the Sellers a 51% interest in the Company which amounts to (euro) 12,750 (the "Company Interest"). Pursuant to the Purchase Agreement, this Agreement must be entered into as partial consideration for the Company Interest.



Statement of Consideration

      Accordingly, in consideration of the premises, all the parties hereto agree as follows.

Agreement

      Definitions. The term "Liabilities" means all debts, liabilities and obligations of Obligor to the Sellers pursuant to and under this Agreement.

      The term "Collateral" means shares of the Company in the nominal amount of
(euro) 1,150 . whereby the Collateral is granted by shares in the nominal amount of (euro) 400 to TomoVation and in the nominal amount of (euro) 750 to Melzer and in all increases, profits or rights received therefrom, in all substitutions and additions, together with any proceeds except for rights to the shares which relate to the ownership of the shares exclusively and cannot be transferred without title to the shares.

      The term "Event of Default" shall occur if:

            (a) Obligor shall fail to make any payment of principal or interest when due hereunder and such failure is not cured within five (5) days after written notice thereof by either Seller to Obligor provided, however, that no written notice of default shall be required for a failure to pay on the Maturity Date; or

            (b) Obligor's obligation to make capital contributions pursuant to
      Section 1.4 of the Purchase Agreement between the Parties has been suspended in accordance with Section 1.4(e) of the Purchase Agreement (the Purchase Agreement is signed by the Parties of this Agreement, and the Parties herewith refer to this Section 1.4 and waive the right to attach this to this Agreement); or

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                                      -2-

            (c) Obligor fails to perform any term, condition or covenant of this Agreement with respect to the Collateral or under the Capital Pledge Agreement between between Obligor, TomoVation GmbH and Dr. Andreas Melzer, and such failure is not cured within thirty (30) days after written notice thereof by either Seller to Obligor; or

            (d) Obligor fails to perform any material term of the License Agreement of even date therewith (the "License"), between aMRIs Patent, GmbH ("AMP") and obligor and such failure is not cured within thirty (30) days after written notice thereof by AMP or either Seller to Obligor; or

            (e) Obligor shall make an assignment for the benefit of creditors, or file a voluntary petition under the United States Bankruptcy Code, as amended, or any other federal or state insolvency law, or apply for or consent to the appointment of a receiver, trustee or custodian of all or part of his property, which assignment, petition or appointment remains outstanding for more than sixty (60) days; or

            (f) an involuntary petition shall be filed against Obligor under the United States Bankruptcy Code, as amended, or if a proceeding shall be commenced against Obligor seeking the appointment of a trustee, receiver or custodian of all or part of Obligor's property, which petition or proceeding shall remain undismissed for more than ninety (90) days; or

            (g) Obligor, without prior written consent of Sellers, sells or purports to sell, transfer, assign, pledge or hypothecate all or any portion of the Collateral (except to Sellers pursuant to the terms of this Note and Pledge Agreement); or

            (i) Obligor sells all or substantially all of its assets; or

            (j) more than 50% of the capital stock of the Obligor is sold or otherwise transferred incident to a stock purchase, share exchange, merger or consolidation of Obligor with another person such that the holders of more than 50% of the capital stock of Obligor immediately prior to the transaction holder less than 50% of the outstanding capital of the surviving entity after the transaction.

      Promise to Pay; Interest Rate. FOR VALUE RECEIVED, Obligor hereby promises to pay to Sellers the principal sum of Two Hundred Thousand United States Dollars (US $200,000.00), with interest on the principal amount outstanding from time to time until paid in full at the rate of two and seventy-four one hundredths percent (2.74%) per year compounded monthly. Interest payable hereunder shall be calculated based on a 360 day year and the actual number of days elapsed in any period. In the event any principal payment due hereunder is not made when due, such unpaid principal amount bear interest at a rate equal to 12% per annum until paid. In the event any interest on the principal amount is not paid when due, such unpaid interest amount shall bear interest at a rate equal to 6.74% until paid.

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                                      -3-

      Payments. The entire principal and interest accrued thereon shall be paid in a single payment due on June 1, 2005 (the "Maturity Date"). Principal and interest may be prepaid at any time with no penalty. All payments under this Agreement shall be made fifty percent (50%) to Tomovation and fifty percent (50%) to Melzer. All payments hereunder shall be made to Sellers in lawful money of the United States by wire transfer to such accounts as shall be designated by Sellers. Each Seller shall provide account information for such accounts to Obligor in writing no less than five (5) business days after Obligor has requested such account information. All payments shall be applied first to the payment of interest accrued to the date received and then to the payment of principal. After the occurrence and during the continuance of any Event of Default, payments shall first be applied to the costs of collection, then to interest, then to principal.

      Grant of Security Interest. As security for the payment of the Liabilities, Obligor hereby grant(s) to Sellers a security interest in, a general lien upon and/or right of set-off against (as applicable) the Collateral. This security interest is granted to Tomovation with respect to shares of the Company in the nominal amount of (euro) 400 and to Melzer with respect to shares of the Company in the nominal amount of (euro) 750.

      Release of Security Interest. The security interest in the Collateral shall be released as Obligor fulfills its liabilities under this Agreement.


      Covenants. As long as any part of the Liabilities remain unpaid Obligor agrees to:

      (a) defend the Collateral against all claims, keep the collateral free from other security interests, liens, pledges or other encumbrances, and not dispose of any portion of the Collateral without Sellers' written consent;

      (b) notify Sellers promptly of any changes in Obligor's name or address;

      (c) notify Sellers of any change in legal entity structure, if applicable;

      (d) execute and deliver any financing statements or other documents, pay any costs of title searches and filing fees, and take any other action Sellers request in relation to the security interest;

      (e) pay all taxes and other charges which may be levied against the Collateral.

      Warranties. As long as any part of the Liabilities remain unpaid Obligor warrants to Sellers that:

      (a) each document representing the Collateral is genuine;

      (b) Obligor owns the Collateral (except to the extent that Obligor did not get good title to the Collateral from the Sellers) free and clear of all liens, encumbrances, charges or security interests, other than those in favor of Sellers under this Agreement;

      (c) Obligor is fully authorized to enter into this Agreement.

      Default. Upon the occurrence and during the continuance of an Event of Default, all Liabilities shall, at the written election of Sellers given to Obligor, become immediately due and payable without any further presentment, demand or other notice of any kind, all of which are hereby waived, provided that if there shall occur an Event of Default under Subparagraphs (e) or (f) of the definition of Event of Default, then all Liabilities shall automatically become forthwith due and payable without any demand, and in each case the same shall become due and payable without presentment, protest or notice of any kind, all of which are hereby waived.

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                                      -4-


      Upon the occurrence of an Event of Default and giving notice of such Event of Default then Sellers may, at their discretion at any time prior to Obligor curing such Event of Default (if by its nature it can be cured), collect the Collateral and sell it in a public auction which shall be announced to Obligor and publicly in accordance with applicable law. The public auction may take place anywhere in Germany. Sellers may be the purchaser at such auction, and Sellers shall not be liable for any reduction in the value of the Collateral by reason of Sellers' exercising any discretion they may have under applicable law as to whether or when to proceed with any such auction or to postpone an auction once scheduled.

      Obligor agrees to pay on demand or, if a requirement to such payment on demand is not permitted under applicable law, as otherwise provided under applicable law all costs and expenses incurred by Sellers in enforcing this Agreement and in realizing upon any Collateral, including, without limitation reasonable attorneys' fees and legal expenses. After deducting all expenses incurred by Sellers in protecting or enforcing their rights in the Collateral, the residue of any proceeds of collection shall be applied to the payment of the Liabilities and any excess shall be promptly paid over to Obligor except as otherwise required by applicable law. Nothing contained herein shall be deemed to release Obligor from its obligation to pay any deficiencies under the Liabilities.

      Dividends/income. So long as no Event of Default has occurred and is continuing, Obligor shall have the right to receive all cash income from the Collateral. If Sellers receive any cash income before the occurrence of an Event of Default, Sellers agree to turn it over to Obligor. Once an Event of Default occurs, Obligor will no longer be entitled to receive any cash income and if Obligor receives any, Obligor agrees to turn it over to Sellers. Sellers may apply the net cash payments to the Liabilities but Sellers will account for it and pay over to Obligor any cash which remains on hand after the Liabilities are satisfied.

      Custody of Collateral. Sellers agree to use reasonable care to protect any Collateral in their possession. However, Sellers shall not be required to:

      (a) vote the shares of the Company representing the Collateral;

      (b) collect any debt;

      (c) exercise any conversion rights;

      (d) take any steps necessary to preserve rights against prior parties;

      (e) notify Obligor of any maturities, calls, conversions, or other similar matters concerning the Collateral, except for forwarding to Obligor those communications which are addressed to Obligor;

      (f) act upon any request Obligor may send Sellers.

      Except as otherwise required under applicable law, the existence of the Collateral does not confer on Sellers any rights or obligations as a shareholders of the Company.

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                                      -5-

      Changes in Collateral. Whether or not an Event of Default has occurred, Obligor authorizes Sellers to:

      (a) receive and hold as additional collateral any non-cash increases in or profits on the Collateral;

      (b) surrender the Collateral and receive any payment or distribution upon redemption, dissolution or liquidation of the issuer of the Collateral.

If Obligor receives any of the payments or distributions described above, Obligor agrees to turn them over to Sellers.

      Modification. This Agreement cannot be modified, waived, discharged or terminated except upon payment in full of the Liabilities or by a written agreement signed by the party to be charged therewith.

      Miscellaneous. No delay or omission on the part of Sellers in exercising any right under this Agreement shall operate as a waiver of any other rights of Sellers, nor shall any delay, omission, or waiver on any one occasion be deemed a bar to or waiver of any other right on any future occasion. This Agreement shall be binding upon the Obligor and the Obligor's successors and assigns and shall inure to the benefit of Sellers and Seller's successors. In the event of any conflict between the terms of this Agreement and the Purchase Agreement, the terms of this Agreement, as to the specific term or provision which may be in conflict, shall be superceding and controlling. Any term or provision of this Agreement that is invalid or unenforceable under applicable law shall be ineffective to the extent of such invalidity or enforceability and shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement. Any such term or provision shall be construed so as to be valid and enforceable in any situation or jurisdiction where such validity or enforceability is permitted. Any such invalid term or provision shall be enforceable to the fullest extent permitted by applicable law.

      Notices. Obligor waives any right to notice of any action Sellers may take with respect to the Collateral, except as otherwise required by applicable law. Notices given under this Agreement shall be given as provided in the Purchase Agreement. Obligor agrees that notice of foreclosure sale sent at least five days before the sale, except as otherwise provided by applicable law, provides Obligor with a reasonable opportunity to exercise its right of redemption of the Collateral and any other legal rights.

      Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Germany.


                                      III.